Exhibit 10.21

Home Stay Management Entrustment Agreement

This home stay management entrustment agreement (hereinafter referred to as the “Agreement”) was executed on August 21, 2020 (hereinafter referred to as the “Effective Date”) by the following parties:

1.	Lai, Min-Tsun (the person in charge of the home stay, hereinafter referred to as the ‘Principal’); and

2.	Owlstay Inc. (hereinafter referred to as the “Manager Company”)

WHEREAS:

1. The Manager Company has the capability, experience, and team with a proven track record in the operation, property management, and marketing of the accommodation industry. The Principal intends to appoint the Manager Company to operate the home stay.

2. The Manager Company possesses the commercial brand, image, design, popularity, website, intellectual property rights, etc. (hereinafter referred to as the “IP”) of the accommodation industry; and the Parties intend that the Principal is authorized by the IP in respect of the operation of the Management Subject (as hereinafter defined).

Therefore, for the reasons stated above and for the express purpose of defining the rights and obligations of the parties hereto, the parties hereby execute this Agreement and agree as follows.

Article 1 Subject of the Entrustment

The Principal provides the following property, related facilities interior equipment, etc. (hereinafter referred to as the ‘Management Subject’) of its currently registered home stay to be entrusted to the Manager Company for operation and management:

Home Stay Name: La Wei Lo Home Stay

Home Stay Address: [***]

Article 2 Term of Entrustment

1.	The term of the entrusted operation and management shall begin on September 20, 2020, and end on September 19, 2025.

2.

The Principal agrees that the Management Company shall have a right of first refusal for the renewal or replacement of this Agreement. The Principal shall notify the Manager Company of the terms and conditions proposed by a third party. If the Manager Company agrees to such terms and conditions, the Principal shall offer the Manager Company the opportunity to agree on the same or substantially similar terms and conditions.

3.	The Principal shall cooperate with the Manager Company in the renewal, negotiation, or execution of the new agreement.

Article 3 Scope of Entrustment

The Principal shall provide the Management Subject, and the Manager Company shall be responsible for its operation and management. The scope of the management and operation entrustment includes, but is not limited to, the following:

1.

The Principal hereby entrusts the Manager Company full authority to operate and manage all operational matters related to the Management Subject and grants the Manager Company exclusive rights to such operations. During the term specified in the preceding clause, the Principal shall not reassign or grant any part or all of these rights to any other party.

2.	The Manager Company shall assign its team and personnel to operate and manage the Management Subject and shall carry out all daily operational matters;

3.

Any requirements for the further hiring and management of home stay staff, including but not limited to recruitment, training, supervision, and guidance, shall also be the responsibility of the Manager Company;

4.	The Manager Company shall be responsible for the decision-making and execution of marketing strategies for the Management Subject;

5.	The Manager Company shall be responsible for determining the operational policies and pricing for the Management Subject;

6.	Installation, safety maintenance, and management of the environment, facilities, and equipment related to the Management Subjects;

7.

The Principal shall, when necessary, assist the Manager Company in complying with relevant regulations and procedures related to the Management Subject, including but not limited to cooperating with administrative inspections and audits, providing necessary application and registration documents, and authorizing the Manager Company to act as its procedural agent;

8.	The Management Company shall be responsible for managing the actual financial flow related to the Management Subject, including the collection and disbursement of funds;

9.	Design and renovation of the Management Subject; and

10.	Other matters as agreed upon by the Parties.

Article 4 Fees and Royalties

1.

The Principal shall transfer the management subject to the Manager Company on September 4, 2020 (hereinafter referred to as the “Handover Date”). From September 4, 2020, to September 19, 2020, the Manager Company shall conduct operational preparations. During this period, the Principal shall not be required to pay any management fees, royalties, or other management-related expenses to the Manager Company. Correspondingly, the Manager Company shall not be required to pay any rent, Monthly Guaranteed Fee, or other fees to the Principal. Both parties agree that the Manager Company shall be responsible for the initial repair and renovation costs.

2.	The term of the entrustment shall begin on September 20, 2020, and end on September 19, 2025.

3.	The Principal shall pay the following management fees, royalties, and other expenses to the Manager Company:

1.	Management fees: The Principal should monthly pay the management fees equal to NT$ 200,000 to the Manager Company.

2.

Royalties: Unless otherwise specified in this Agreement, starting from the commencement of operations, the Principal shall pay eighty percent (80%) of the monthly gross revenue (including taxes) of the Management Subject as Royalties to the Manager Company.

3.	Other Expenses; other management related expenses shall be reimbursed based on actual costs incurred. Manager Company shall submit monthly invoices to the Principal for these expenses.

4.	The management fees and monthly royalties payable by the Principal shall be prorated for any incomplete month based on the number of days in that month.

4.

The Manager Company should ensure that the Principal’s monthly revenue from the Management Subject, after deducting the management fees, royalties, and other fees specified in the paragraph 3 hereof, should not fall below the amount set forth below (hereinafter referred to as the “Monthly Guaranteed Fee”).

1.	From September 20, 2020, to September 19, 2021, the Monthly Guaranteed Fee shall be no less than NT$130,000 (including taxes) per month.

2.	From September 20, 2021, to September 19, 2023, the Monthly Guaranteed Fee shall be no less than NT$145,000 (including taxes) per month.

3.	From September 20, 2023, to September 19, 2025, the Monthly Guaranteed Fee shall be no less than NT$150,000 (including taxes) per month.

4.	The parties agree that the Management Company may directly deduct the management fees, royalties, and other fees from the Principal’s monthly revenue generated from the Management Subject.

5.

The Manager Company shall settle the income, management fees, royalties, and other expenses related to the Management Subjects with the Principal monthly, and shall issue invoices or receipts to the Principal under applicable laws.

6.

During the entrustment term, the house tax and land value tax will be borne by the Principal; water, electricity and gas bills will be borne by the Management Company. If because the Management Company is entrusted to operate under this agreement or the Management Company leases the first floor of the Management Subject to a third party due to the paragraph 2, article 7 of this agreement, the Principal have to bear additional business tax and profit-seeking enterprise income tax, or the foregoing agreed tax, which shall be borne by the Principal, increase. The Principal’s additional burden and increased tax burden will be paid by the Management Company to the Principal after the Principal submits relevant documents and payment certificates and is verified by the Management Company.

7.

If a portion of the Management Subject is lost during the term of this Agreement for reasons not attributable to the Management Company, the Management Company may, based on the portion that has been lost, negotiate an adjustment to the management fees with the Principal. If the Management Company is unable to fulfill the objectives of the entrusted operation or if the continued use of the Management Subject will cause safety concerns, the Management Company may terminate this Agreement at any time without bearing any penalty and damages.

8.

From October 2020, the Manager Company shall remit the Monthly Guaranteed Fee for each subsequent month to the bank account designated by the Principal, on or before the 1th day of each month, without delay or refusal for any reason. If the Management Company finds after settling the monthly payment that the income from the Management Subject payable to the Principal, after deducting the management fees, royalties and other expenses payable by the Principal, is higher than the Monthly Guaranteed Fee (i.e. the income from the Management Subject for the month—(minus) management fees, royalties and other expenses—(minus) Monthly Guarantee Fee = monthly fee), the Management Company should remit the monthly fee and the Monthly Guarantee Fee payable to the Principal to the bank account designated by the Principal below before the 1st of the next month. However, if the monthly fee is not remitted before the first day of the next month after settlement by the Management Company, it will be deferred to the next payment (for example: the Management Company remits NT$ 130,000 to the Principal designated account on November 1, 2020. It was found after settlement at the end of November of the same year that the monthly fee for that month is NT$ 20,000, so the Management Company should remit NT$ 150,000 before December 1 of the same year. to the bank account designated by the Principal, However, if the Management Company fails to do before December 1 of the same year to pay Party B the aforementioned monthly fee for November, the Management Company will pay it before January 1 of the following year.):

Bank Name: [***]

Branch Name: [***]

Bank Code: [***]

Account Name: [***]

Account Number: [***]

Article 5 Items of Ownership Transfer

Upon the handover of the Management Subjects to the Manager Company, the items owned by the Principal shall be classified into the following two categories, as detailed in the list set out in Attachment 1:

1. Ownership transferred to the Manager Company without compensation: From the date of handover, ownership of these items shall be transferred to the Manager Company without compensation. This means that even if this Agreement is later invalidated, terminated, canceled, or discharged, the items transferred without compensation shall be disposal of the Manager Company, and the Principal shall not request the return of these items or claim any expenses.

2. Ownership transferred to the Manager Company with compensation: From the date of handover, the items shall be purchased by the Manager Company from the Principal at the price specified in Attachment 1. Ownership of these items shall be transferred to the Manager Company upon the payment.

3. All items, equipment, and furniture not listed in this Agreement and Attachment 1 shall be removed or entrusted to a third party by the Principal before the handover date. If The Principal fails to remove or handle such items by the handover date, the Manager Company shall be responsible for compensating any costs associated with the removal, including manpower, time, or third-party handling costs.

4. The Principal guarantees that the items listed in Attachment 1 and transferred to the Manager Company are solely owned by the Principal and are free from any claims by third parties (including, but not limited to, pledges, and mortgages). If a third party asserts rights against the Management Company due to a breach of the aforementioned provisions, the Principal shall be responsible for addressing and resolving such claims. If such claims result in litigation, the Principal shall indemnify the Management Company for all costs incurred (including but not limited to settlement amounts, litigation expenses, and attorney’s fees).

Article 6 Deposit

The Manager Company shall pay a deposit of NT$450,000 to the Principal concurrently with the signing of this Agreement. The deposit shall be returned to the Manager Company upon the expiration of the term of the entrustment, or upon the termination, cancellation, or judicial declaration of invalidity of this Agreement, following the handover of the property by the Manager Company, except the deposit may be deducted for any outstanding amounts due, delays in handing over the property, or costs related to the disposal of waste.

Article 7 Obligations

The obligations of the Manager Company are as follows:

1.

Except as otherwise provided in this Agreement, the Management Company shall use the Management Subjects solely for the purposes and within the scope specified in this Agreement. The Management Company shall not alter the purpose or sub-entrust the Management Subjects without the prior consent of the Principal.

2.

The Principal knows and understands that the Management Company may rent the first floor of the Management Subject to the catering business or other business and complete relevant registration, the Principal shall assist in providing documents required by the competent authority so that the Management Company and third parties must successfully complete registration.

3.	The Management Company shall not store explosive or flammable materials within the Management Subjects.

4.

The Manager Company may undertake modifications to the Management Subjects under relevant laws and regulations, ensuring that structural safety is not compromised. Upon returning the property, the Management Company should return it in the current status.

5.	Repair responsibility:

1.

The Management Company shall be responsible for the maintenance of ancillary and safety equipment associated with the property throughout the management period. If such equipment becomes damaged, worn, or depreciated due to normal use, the Management Company may determine by itself whether to effectuate repairs. If the Management Company decides to undertake such repairs, it should bear all associated costs at its own expense.

2.	If the Management Company causes damage to the Management Subjects due to intentional acts or gross negligence, the Management Company shall be liable to compensate the Principal for any damages.

3.	The Management Company shall be responsible for any infringement of third-party rights resulting from its operation and management of the Management Subjects.

4.

Except for issues attributable to the Management Company, the Principal shall be responsible for the repair of any structural defects in the building (including but not limited to water leakage and cracks caused by earthquakes). If the Principal fails to complete the repairs or fails to repairs within 30 days from the date of notice from the Management Company, the Management Company can arrange repairs by a third party at its own expense. The cost of such repairs shall be deducted from the next payment of the Monthly Guarantee Fee. If the subsequent Monthly Guarantee Fee is insufficient to cover the full cost of repairs, the Management Company may continue to deduct the outstanding amount from subsequent Monthly Guarantee Fee payments until the full amount of the repair costs has been recovered.

6.

The collection, processing, and use of traveler registration data shall comply with the relevant provisions of the Personal Data Protection Act. However, the Management Company may use such data for research, analysis, operational, and marketing purposes, and may apply it to lodging operators managed or operated by other management companies.

7.	The Management Company shall be responsible for maintaining environmental cleanliness, rubbish collection and sanitization of the Management Subject.

8.

Upon the expiration or termination of this Agreement, the Management Company shall promptly deregister the relevant business registration (This will be determined when the Management Company submits the documents to the relevant government agencies) and return the Management Subjects. If the Management Company fails to do so without a reasonable cause, the Principal may continue to impose the Monthly Guarantee Fee for each month of delay.

9.

Upon the expiration or termination of this Agreement, the Management Company shall be responsible for the removal of any remaining items. Should the Management Company fail to remove these items within a reasonable period after receiving a reminder from the Principal, such items shall be deemed waste and may be disposed by the Principal.

The Principal acknowledges and agrees that all intellectual property rights (including but not limited to patents, copyrights, trademarks, and trade secrets) related to this Agreement are owned by the Management Company. The Principal agrees not to use such intellectual property rights if this Agreement is invalidated, terminated, canceled, or otherwise discharged. Furthermore, the Principal acknowledges that the Management Company’s management model, business model, proprietary information, customer analysis data, literature, marketing materials, content, strategies, financial information, pricing strategies, and operating conditions (including but not limited to housing rates) are the exclusive assets of the Management Company and are considered confidential. The Principal shall not use or share the above with any third party without the prior written consent of the Management Company.

Article 8 Transfer of Ownership of the Management Subject

1. The Principal undertakes and guarantees that in the term of entrustment, it will ensure even if the Principal transfers the ownership of the Management Subjects to a third party, this Agreement will continue to exist for the assignee.

2. If the Principal violates the preceding paragraph, it shall compensate for the remaining term as stipulated in Article 4 of this contract: (1) monthly management fees, and (2) monthly royalties (calculated based on the average royalties in the 12 months before the contract is terminated) to the Management Company, and the Management Company does not need to pay the Monthly Guarantee Fee to the Principal for the remaining contract period.

Article 9 Early Termination of the Agreement

1. Except as otherwise stipulated in this Agreement, the Principal cannot terminate the Agreement before the expiration of the entrustment term, unless the Management Company is in arrears with the Principal for the Monthly Guarantee Fee for at least two months or the Management Company breaches the obligations specified in the article 7, and fails to remedy such breach within a reasonable period after being given written notice and an opportunity to cure the default by the Principal.

2. If the Management Company intends to terminate this Agreement early, it must notify the Principal two months before the termination and compensate the Principal one current month amount of the Monthly Guaranteed Fee. The Principal shall return the deposit without interest in accordance with the article 6.

Article 10 Default Liability

Unless otherwise provided herein, if either party (hereinafter referred to as the “Defaulting Party”) breaches this Agreement or fails to perform any of the undertakings specified in the terms and conditions hereof, the other party (hereinafter referred to as the “Non-Defaulting Party”) shall issue a written notice to the Defaulting Party, demanding the performance of its obligations or the rectification of the breach within thirty (30) days. If the breach is not remedied or cannot be remedied within this period, the Non-Defaulting Party may terminate this Agreement and claim damages for any losses.

Article 10 Severability

If any provision of this Agreement is contrary to law or is deemed not legally binding and is held to be invalid, the remainder of this Agreement shall remain in force.

Article 11 Dispute Resolution

In the event of a dispute arising out of this Agreement, the parties agree to negotiate in good faith. If the negotiation fails, the parties may resolve the dispute as follows:

1.	The parties may apply for mediation to the mediation committee of the relevant township or district.

2.

Except for legal matters with exclusive jurisdiction where both parties shall litigate in the court where the Management Subject located, the parties agree that the Taipei District Court of Taiwan shall be the court of first instance jurisdiction.

Article 12 Miscellaneous

1.

This Agreement constitutes the entire agreement among the Parties hereto and supersedes all other prior agreements, both written and oral. This Agreement shall not be changed without the written consent of both parties.

2.

This Agreement shall be notarized. Notarization fees and other notarization-related expenses shall be borne by Party A and Party B each. Both parties shall complete the notarization of this Agreement on the day when this contract is signed, and the Management Company shall pay the deposit in Article 6 of this Agreement and the Monthly Guarantee Fee from September 20, 2020 to September 30 of the same year (both parties agree that the fee is calculated as NT$ 44,688), and then this Agreement comes into effect.

3.	This Agreement shall be governed by the laws of the Republic of China.

4.	Any matters not specified in this Agreement shall be governed by and handled under the applicable relevant laws and regulations.

Article 13 Counterparts

This Agreement has been executed in three duplicate originals. Each party and the Notary shall retain one original copy of the Agreement.

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(Sign page)

Principal	Management Company OwlStay Inc.

/s/ Lai, Min-Tsun Name: Lai, Min-Tsun ID: [***] Address: [***] Date : 2020.8.21	/s/ Wang, Chun-Kai Name: Wang, Chun-Kai Title: Chairman Address: [***] Date : 2020.8.21

Consent Form of Person in Charge of the Home Stay

This consent form (hereinafter referred to as the “Consent Form”) was executed on August 21, 2020 (hereinafter referred to as the “Effective Date”) by the following parties:

1.	Lai, Min-Tsun (hereinafter referred to as the ‘Principal’); and

2.	Owlstay Inc. (hereinafter referred to as the “Manager Company”)

WHEREAS, the Manager Company has the capability, experience, and team with a proven track record in the operation, property management, and marketing of the accommodation industry. The Principal has signed a separate contract to entrust the Management Company to operate its La Wei Lo Home Stay located at No. 71, Haibin St. Minyou Vil., Hualien City, Hualien County (hereinafter referred to as the “Home Stay “).

Therefore, for the reasons stated above and for the express purpose of defining the rights and obligations of the parties hereto, the parties hereby execute this Consent Form and agree as follows.

1. In order to assist in the operation and management of this Home Stay, the Management Company has invested considerable resources and costs in building software and hardware. The Principal agrees that the rights to the resources and software and hardware provided or built by the Management Company belong to the Management Company. The Principal shall not misappropriate, change or use without the consent of the management company.

2. The Principal agrees that the Management Company’s investment in the business image, design, popularity, website, intellectual property rights, etc., all belong to the Management Company and the Principal may not use or exploit them in other ways.

3. The Principal agrees not to hire or contact any personnel of the Management Company, nor to establish a contractual relationship with any such personnel.

4. If the relevant licenses of this Home Stay and relevant government permits expire, renew, change licenses, or are otherwise required to be handled by the Principal, the Principal agrees to cooperate with the process.

5. If the relevant lease or entrusted operation and management entrustment agreement of this Home Stay expires, or the operating conditions change, the Principal agrees that the Management Company has the priority to renew or change the contract (that is, the Principal shall notify the Management Company of the conditions with the third party. If the Management Company agrees to these conditions, the Principal shall give priority to signing a agreement with the Management Company under equal or substantially the same conditions.) and cooperate with the Management Company in renewing, changing or signing a new agreement.

6. Unless otherwise provided herein, if either party (hereinafter referred to as the “Defaulting Party”) breaches this Agreement or fails to perform any of the undertakings specified in the terms and conditions hereof, if the breach can be remedied, the other party (hereinafter referred to as the “Non-Defaulting Party”) shall issue a written notice to the Defaulting Party, demanding the performance of its obligations or the rectification of the breach within 10 days.

7. If any provision of this Consent Form violates the law, or is deemed to be invalid and not legally binding, the remaining provisions will remain valid.

8. This contract shall be governed by the laws of the Republic of China. If there are any matters not covered in this contract, they will be handled in accordance with the applicable relevant laws and regulations. For disputes arising from this contract, all parties agree that they should first negotiate in good faith. If negotiation fails, both parties may handle the matter in the following ways: (1) Apply to the township, city (district) mediation committee for mediation; (2) Apply to the court where the subject matter is managed for mediation or initiate litigation.

9. This contract takes effect when signed by the Principal and the Management Company, and will terminate when the entrusted operation and management agreement between the Principal and the Management Company expires.

10. There are two copies of this contract, and each party shall hold one copy as evidence.

The Parties

Management Company OwlStay Inc.

/s/ Lai, Min-Tsun Name: Lai, Min-Tsun ID: [***] Address: [***] [***] Date : 2020.8.21	/s/ Wang, Chun-Kai Name: Wang, Chun-Kai Title: Chairman Address: [***] Date : 2020.8.21